Exhibit 99.1

Innodata Reports Third Quarter 2023 Results and Signing New Big Tech for Generative AI Development

Revenue Up 20% Year-Over-Year; Accelerating Growth in Q4 and 2024 Anticipated

NEW YORK – November 2, 2023 – INNODATA INC. (NASDAQ:INOD) today reported results for the third quarter ended September 30, 2023.

•	Revenue for the quarter ended September 30, 2023 was $22.2 million, up 20% year over year. The comparative period included $1.0 million in revenue from the large social media company that underwent a significant management change in the second half of last year, as a result of which it dramatically pulled back spending across the board. There was no revenue from this company in the three months ended September 30, 2023.

•	Net income for the quarter ended September 30, 2023 was $0.4 million, or $0.01 per basic and diluted share, compared to a net loss of $3.3 million, or $0.12 per basic and diluted share, in the same period last year.

•	Revenue for the nine months ended September 30, 2023 was $60.7 million, compared to revenue of $59.6 million in the same period last year. The comparative period included $7.9 million in revenue from the large social media company referenced above. There was no revenue from this company in the nine months ended September 30, 2023.

•	Net loss for the nine months ended September 30, 2023 was $2.6 million, or $0.09 per basic and diluted share, compared to a net loss of $10.0 million, or $0.37 per basic and diluted share, in the same period last year.

•	Adjusted EBITDA was $3.2 million in the third quarter of 2023, compared to Adjusted EBITDA loss of $1.2 million in the same period last year.*

•	Adjusted EBITDA was $5.6 million for the nine months ended September 30, 2023, compared to Adjusted EBITDA loss of $3.5 million in the same period last year.*

•	Cash, cash equivalents and short-term investments were $14.8 million at September 30, 2023, as compared to $10.3 million at December 31, 2022.

* Adjusted EBITDA is defined below.

The amounts in this press release have been rounded. All percentages have been calculated using unrounded amounts.

Jack Abuhoff, CEO, said, “Today we are pleased to announce third quarter revenue of $22.2 million, representing 20% year-over-year growth. It is worth noting that year-over-year growth was 27% if we back out revenue from the large social media company which contributed $1 million in revenue in the prior quarter but dramatically cut spending after a significant and highly-publicized management change.

“We are also very pleased to announce third quarter Adjusted EBITDA of $3.2 million, representing 100% sequential quarter-on-quarter growth. The $1.6 million of sequential Adjusted EBITDA growth, viewed together with the $2.5 million of sequential quarter-on-quarter revenue growth, demonstrates strong operating leverage as well as successful cost management. Looked at year over year, we see the same thing: we returned $4.4 million of Adjusted EBITDA growth on $3.7 million of revenue growth.

“Third quarter growth was driven by the start of ramp up for generative AI development work with one of the new big tech customers we announced this summer. We expect our work with this customer to continue ramping up in the fourth quarter and into the first quarter, potentially reaching a $23 to $25 million runrate at the end of the year with which to start next year. At the very end of the third quarter, we also kicked off our generative AI development program with the other new big tech customer we announced this summer, and we expect it will also contribute to fourth quarter revenue. In fact, we anticipate continuing to expand revenue with both of these new customers through Q4 and in 2024.

“For the fourth quarter, we are forecasting revenue of $24.5 million or more, representing 26% or higher year-over-year growth. Again, if we back out revenue from the large social media company which contributed $0.5 million in revenue in the fourth quarter of 2022, our fourth quarter forecast would represent 30% or better year-over-year growth. Since there was no revenue from this social media customer in Q1 2023, beginning in Q1 2024 revenue from this social media customer will no longer provide a drag on year-over-year comparisons.

“For the fourth quarter, we’re forecasting Adjusted EBITDA of $3.7 million or more, which would be approximately 15 or more times Adjusted EBITDA from fourth quarter last year.”

Abuhoff continued, “I am also very pleased to announce that in September we signed a master services agreement for AI development with yet another of the world’s largest tech companies – a company whose AI programs we have been trying to break into for a year now. Based on our research, this large tech company is likely to spend several hundred million dollars on generative AI data engineering services in 2024, so this win, like others we announced this summer, packs a lot of potential. While this relationship is at an early stage, we see huge potential in it.

“As we look ahead and plan for 2024, we foresee an exciting and transformative year ahead. We believe we have the strategy, business momentum and customer relationships to deliver significant revenue growth and Adjusted EBITDA growth. We currently intend to provide guidance for 2024 revenue and Adjusted EBITDA growth when we release our fourth quarter results.

“Our strategy for growth is two-fold. First, we will support large technology companies building generative AI foundation models. Second, we will support enterprises across a wide range of verticals that seek to integrate and fine-tune generative AI models.

“We now have master service agreements in place with five of the largest technology companies in the world under which we are providing generative AI program support. Landing these agreements was non-trivial. Our success at having done so, I believe, testifies to the strength of our value proposition and our capabilities. With these agreements now in hand, we believe we are poised to deliver significant growth in 2024.

“Over the next several years, we believe that these technology companies will be building bigger and better generative AI models. Indeed, when you listen to the large-tech companies’ earnings calls this quarter what emerges is an overwhelming sense that generative AI is their number-one strategic priority; that it’s their biggest investment area for 2024; and that they believe generative AI is a fundamental platform shift that is just at its very beginning. One of these companies specifically stated that it believes it will drive tens of billions of dollars of revenue over the next several years from generative AI innovation.

“The product-centric large-tech companies are talking about creating generative AI-powered experiences across their product lines, transforming the way people use their products. The infrastructure-centric large-tech companies are talking about deploying new and differentiating generative AI services and bolstering their AI infrastructure to serve their customers’ AI training and inferencing needs. And both product-centric and infrastructure-centric large-tech companies are talking about increasing capital investment into generative AI as a result of the strong demand that they see. This, we believe, bodes very well for us.

“During the summer, we announced winning two new “Big Five” tech customers and both a program expansion and a new program with an existing “Big Five” tech customer, all to help develop and train large language models.

“We announced the first new “Big Five” customer win on July 18, and on August 29 we announced that the program had been expanded. Our program began ramping up in early August. We anticipate that we will continue to ramp the program through Q4 and into Q1, reaching a revenue runrate on just this one customer of potentially $23 to $25 million by the end of the year with which to start next year. We are now in discussions with this customer about potential further program expansions and potential additional programs.

“We announced our second new “Big Five” customer win on August 10, and on August 22 we announced that our agreement got signed. While in our announcements we stated that rampup would begin early in the fourth quarter, I’m pleased to report that we were able to kick things off at the tail end of the third quarter. While we had a bit of revenue from this customer in the third quarter, we anticipate that revenue from this customer will impact our fourth quarter results more significantly. We are now in discussions with this customer about scope of the initial program – which has the potential to be quite large – as well as other programs.  The customer has authorized $2.5 million in spend to get us started, has promised that an additional $1.5 million authorization will arrive soon, and has stated that it intends to supplement these authorizations as we move forward with program expansion.

“On June 27, we announced that an existing Big Five customer had selected us to perform AI data annotation and LLM fine-tuning as a while-labeled service for its cloud and platform customers, and on June 14, we announced that this same customer had engaged us for its LLM build program. In this latter announcement, we stated that we anticipated potentially exceeding $8 million in revenue from this customer in 2023, up from approximately $3 million last year. We believe that we are on track to meet or exceed this target. Included in this year’s forecast is approximately $330 thousand of revenue from the white label program, consisting of six won or late-stage opportunities. We believe this white label program will contribute more significantly to 2024. For 2024, we already have several million in pipeline opportunities, including two opportunities that we value at $2 million and $1 million, respectively. It is worth noting that we believe the $2 million opportunity could potentially open an exciting new market for us. We are hoping to close both of these opportunities in Q1. Under the white label program, we are seeing a mix of requirements from our customer’s enterprise customers. Requirements range from generative AI data pipelines to two- and three-dimensional data annotation; chatbot fine-tuning; LLM-based search and retrieval; and training LLMs for multi-lingual, domain-specific summarization and conversation. Importantly, the program is enabling us to potentially scale an enterprise offering independent of our own sales and marketing; to leverage both our customer’s brand and its significant customer reach; and to gain exposure to a wide range of early-adopter generative AI use cases.

“We believe this exposure will set us up well for what we believe will potentially be our largest and most significant opportunity – LLMs for the enterprise. These are still early days in terms of enterprise adoption of generative AI, but we believe that a decade from now, virtually all successful businesses will have adopted generative AI technologies into their products and operations. To do so, they will require one or more of the capabilities that we offer. Enterprise data sciences teams will require support to train and fine-tune open source and proprietary LLMs and to conduct specialized testing and evaluations to ensure that the LLMs are helpful, honest, and harmless. They will also require support to implement retrieval augmented generation, or RAG for short, a technique for harnessing enterprise data assets within LLM prompts. Meanwhile, enterprise line-of-business managers will require support to build customized generative AI models and applications. Additionally, these line-of-business managers will require support to deliver the kind of business process and workflow transformation that will be possible with generative AI. And when we identify opportunities to deliver AI-enabled transformation via a subscription-based platform, as we have now with PR workflows, underwriting workflows, and compliance workflows, we will enable them to subscribe to our platforms rather than having to undertake complex and expensive builds themselves.

“In the third quarter, we closed three important enterprise generative AI opportunities with large companies. Their scope ranges from strategy to implementation. In one of the engagements, we will be helping a leading information company create a strategic roadmap for AI/LLM integration for its products and internal operations and will be building LLM proofs-of-concept. In another, we will be helping fine-tune LLMs for three customer use cases pertaining to legal services. In the third deal, we will be creating datasets to train an LLM to support doctor/patient interactions.”

Abuhoff concluded, “We ended Q3 with $14.8 million in cash and short-term investments, up from $13.7 million last quarter. We continue to have no appreciable debt. To support our growth and future working capital requirements, we have a revolving line of credit with Wells Fargo that provides up to $10 million of financing subject to a borrowing base limitation.”

Timing of Conference Call with Q&A

Innodata will conduct an earnings conference call, including a question-and-answer period, at 5:00 PM eastern time today. You can participate in this call by dialing the following call-in numbers:

The call-in numbers for the conference call are:

1-888-506-0062 (Domestic)
+1 973-528-0011 (International)

Participant Access Code 584598

1-877-481-4010 (Domestic Replay)
+1 919-882-2331 (International Replay)

Replay Passcode 49254

It is recommended that participants dial in approximately 10 minutes prior to the start of the call. Investors are also invited to access a live Webcast of the conference call at the Investor Relations section of www.innodata.com. Please note that the Webcast feature will be in listen-only mode.

Call-in or Webcast replay will be available for 30 days following the conference call.

About Innodata

Innodata (NASDAQ: INOD) is a global data engineering company delivering the promise of AI to many of the world’s most prestigious companies. We provide AI-enabled software platforms and managed services for AI data collection/annotation, AI digital transformation, and industry-specific business processes. Our low-code Innodata AI technology platform is at the core of our offerings. In every relationship, we honor our 30+ year legacy delivering the highest quality data and outstanding service to our customers. Visit www.innodata.com to learn more.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Words such as “project,” “believe,” “expect,” “can,” “continue,” “could,” “intend,” “may,” “should,” “will,” “anticipate,” “indicate,” “forecast,” “predict,” “likely,” “goals,” “estimate,” “plan,” “potential,” ”promises,” “possible,” or the negatives thereof and other similar expressions generally identify forward-looking statements, which speak only as of the date hereof.

These forward-looking statements are based on management’s current expectations, assumptions and estimates and are subject to a number of risks and uncertainties, including without limitation, impacts resulting from the continuing conflict between Russia and the Ukraine and Hamas’ attack against Israel and the ensuing conflict; investments in large language models; that contracts may be terminated by customers; projected or committed volumes of work may not materialize; pipeline opportunities and customer discussions which may not materialize into work or expected volumes of work; continuing reliance on project-based work in the Digital Data Solutions (“DDS”) segment and the primarily at-will nature of such contracts and the ability of these customers to reduce, delay or cancel projects; the likelihood of continued development of the markets, particularly new and emerging markets, that our services support; continuing DDS segment revenue concentration in a limited number of customers; potential inability to replace projects that are completed, canceled or reduced; our dependency on content providers in our Agility segment; difficulty in integrating and deriving synergies from acquisitions, joint venture and strategic investments; potential undiscovered liabilities of companies and businesses that we may acquire; potential impairment of the carrying value of goodwill and other acquired intangible assets of companies and businesses that we acquire; a continued downturn in or depressed market conditions; changes in external market factors; the ability and willingness of our customers and prospective customers to execute business plans that give rise to requirements for our services; changes in our business or growth strategy; the emergence of new, or growth in existing competitors; various other competitive and technological factors; our use of and reliance on information technology systems, including potential security breaches, cyber-attacks, privacy breaches or data breaches that result in the unauthorized disclosure of consumer, customer, employee or Company information, or service interruptions; and other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission.

Our actual results could differ materially from the results referred to in forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the risks discussed in Part I, Item 1A. “Risk Factors,” Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other parts of our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 24, 2023, as updated or amended by our other filings that we may make with the Securities and Exchange Commission. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements will occur, and you should not place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date hereof.

We undertake no obligation to update or review any guidance or other forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by the Federal securities laws.

Company Contact

Marcia Novero

Innodata Inc.

Mnovero@innodata.com

(201) 371-8015

Non-GAAP Financial Measures

In addition to the financial information prepared in conformity with U.S. GAAP (“GAAP”), we provide certain non-GAAP financial information. We believe that these non-GAAP financial measures assist investors in making comparisons of period-to-period operating results. In some respects, management believes non-GAAP financial measures are more indicative of our ongoing core operating performance than their GAAP equivalents by making adjustments that management believes are reflective of the ongoing performance of the business.

We believe that the presentation of this non-GAAP financial information provides investors with greater transparency by providing investors a more complete understanding of our financial performance, competitive position, and prospects for the future, particularly by providing the same information that management and our Board of Directors use to evaluate our performance and manage the business. However, the non-GAAP financial measures presented in this press release have certain limitations in that they do not reflect all of the costs associated with the operations of our business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures that we present may differ from similar non-GAAP financial measures used by other companies.

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) attributable to Innodata Inc. and its subsidiaries in accordance with U.S. GAAP before interest expense, income taxes, depreciation and amortization of intangible assets (which derives EBITDA), plus additional adjustments for loss on impairment of intangible assets and goodwill, stock-based compensation, income (loss) attributable to non-controlling interests, non-recurring severance, and other one-time costs.

We use Adjusted EBITDA to evaluate core results of operations and trends between fiscal periods and believe that these measures are important components of our internal performance measurement process.

A reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure is included in the tables that accompany this release.

INNODATA INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per-share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenues	$22,169	$18,447	$60,663	$59,626

Operating costs and expenses:

Direct operating costs	13,945	12,389	39,534	38,795
Selling and administrative expenses	7,401	9,117	22,772	29,584
Interest expense (income), net	66	(1)	122	1
	21,412	21,505	62,428	68,380
Income (loss) before provision for income taxes	$757	$(3,058)	$(1,765)	$(8,754)
Provision for income taxes	374	268	780	1,293
Consolidated net income (loss)	383	(3,326)	(2,545)	(10,047)
Income (loss) attributable to non-controlling interests	12	1	15	(72)
Net income (loss) attributable to Innodata Inc. and Subsidiaries	$371	$(3,327)	$(2,560)	$(9,975)

Income (loss) per share attributable to Innodata Inc. and Subsidiaries:
Basic	$0.01	$(0.12)	$(0.09)	$(0.37)
Diluted	$0.01	$(0.12)	$(0.09)	$(0.37)
Weighted average shares outstanding:
Basic	28,459	27,331	27,930	27,239
Diluted	32,463	27,331	27,930	27,239

INNODATA INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$14,812	$9,792
Short term investments – other	13	507
Accounts receivable, net of allowance for doubtful accounts	10,676	9,528
Prepaid expenses and other current assets	3,826	3,858
Total current assets	29,327	23,685
Property and equipment, net	2,373	2,511
Right-of-use-asset, net	5,177	4,309
Other assets	2,515	1,498
Deferred income taxes, net	1,552	1,475
Intangibles, net	13,449	12,526
Goodwill	2,032	2,038
Total assets	$56,425	$48,042

LIABILITIES, NON-CONTROLLING INTERESTS AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable, accrued expenses and other	$10,547	$9,880
Accrued salaries, wages and related benefits	7,154	6,136
Income and other taxes	3,427	3,230
Long-term obligations - current portion	1,041	877
Operating lease liability - current portion	752	693
Total current liabilities	22,921	20,816
Deferred income taxes, net	19	65
Long-term obligations, net of current portion	6,464	5,079
Operating lease liability, net of current portion	4,873	4,036
Total liabilities	34,277	29,996
Non-controlling interests	(712)	(727)
STOCKHOLDERS' EQUITY	22,860	18,773
Total liabilities, non-controlling interests and stockholders’ equity	$56,425	$48,042

INNODATA INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Nine Months Ended
	September 30,
	2023	2022
Cash flows from operating activities:
Consolidated net loss	$(2,545)	$(10,047)
Adjustments to reconcile consolidated net loss to net cash
provided by operating activities:
Depreciation and amortization	3,479	2,836
Stock-based compensation	2,998	2,370
Deferred income taxes	(120)	242
Pension cost	791	577
Loss on lease termination	-	125
Changes in operating assets and liabilities:
Accounts receivable	(1,198)	1,690
Prepaid expenses and other current assets	449	(235)
Other assets	(243)	734
Accounts payable, accrued expenses and other	970	(253)
Accrued salaries, wages and related benefits	1,019	498
Income and withholding taxes	189	(197)
Net cash provided by (used in) operating activities	5,789	(1,660)

Cash flows from investing activities:
Capital expenditures	(4,320)	(5,253)
Proceeds from short term investments - other	494	-
Net cash used in investing activities	(3,826)	(5,253)

Cash flows from financing activities:
Proceeds from stock option exercises	3,158	276
Payment of long-term obligations	(329)	(510)
Net cash provided by (used in) financing activities	2,829	(234)
Effect of exchange rate changes on cash and cash equivalents	228	(1,026)
Net increase (decrease) in cash and cash equivalents	5,020	(8,173)
Cash and cash equivalents, beginning of period	9,792	18,902
Cash and cash equivalents, end of period	$14,812	$10,729

INNODATA INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
Consolidated	2023	2022	2023	2022
Net income (loss) attributable to Innodata Inc. and Subsidiaries	$371	$(3,327)	$(2,560)	$(9,975)
Provision for income taxes	374	268	780	1,293
Interest expense	163	(1)	295	1
Depreciation and amortization	1,237	1,011	3,479	2,836
Severance**	-	-	580	-
Stock-based compensation	1,017	805	2,998	2,370
Non-controlling interests	12	1	15	(72)
Adjusted EBITDA (loss)	$3,174	$(1,243)	$5,587	$(3,547)

	Three Months Ended September 30,		Nine Months Ended September 30,
DDS Segment	2023	2022	2023	2022
Net income (loss) attributable to DDS Segment	$444	$(324)	$(751)	$(211)
Provision for income taxes	371	265	772	1,196
Interest expense	162	(1)	291	1
Depreciation and amortization	328	201	811	483
Severance**	-	-	33	-
Stock-based compensation	854	761	2,524	1,929
Non-controlling interests	12	1	15	2
Adjusted EBITDA	$2,171	$903	$3,695	$3,400

	Three Months Ended September 30,		Nine Months Ended September 30,
Synodex Segment	2023	2022	2023	2022
Net loss attributable to Synodex Segment	$(154)	$(779)	$(19)	$(2,244)
Depreciation and amortization	155	171	479	483
Severance**	-	-	6	-
Stock-based compensation	60	30	177	129
Non-controlling interests	-	-	-	(74)
Adjusted EBITDA (loss)	$61	$(578)	$643	$(1,706)

	Three Months Ended September 30,		Nine Months Ended September 30,
Agility Segment	2023	2022	2023	2022
Net income (loss) attributable to Agility Segment	$81	$(2,224)	$(1,790)	$(7,520)
Provision for income taxes	3	3	8	97
Interest expense	1	-	4	-
Depreciation and amortization	754	639	2,189	1,870
Severance**	-	-	541	-
Stock-based compensation	103	14	297	312
Adjusted EBITDA (loss)	$942	$(1,568)	$1,249	$(5,241)

**Represents non-recurring severance incurred for a reduction in headcount in connection with the re-alignment of the Company’s cost structure.

INNODATA INC. AND SUBSIDIARIES

CONSOLIDATED REVENUE BY SEGMENT

(Unaudited)

(In thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues:
DDS	$16,003	$12,852	$41,929	$42,944
Synodex	1,728	1,762	5,705	5,376
Agility	4,438	3,833	13,029	11,306
Total Consolidated	$22,169	$18,447	$60,663	$59,626